UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 30, 2010

CUBIC ENERGY, INC.

(Exact name of registrant as specified in its charter)

Texas	0-9355	87-0352095
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9870 Plano Road Dallas, Texas	75238
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (972) 686-0369

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 30, 2010, the Board of Directors of Cubic Energy, Inc. (the “Company”) increased the number of directors of the Company and appointed David B. Brown and Paul R. Ferretti to fill the vacancies created by such increase, in accordance with the provisions of the Company’s bylaws.  The newly appointed directors have been appointed to serve until the Company’s next annual meeting of shareholders.

Certain information with respect to these newly appointed directors is set forth below:

David B. Brown has been the Chief Accounting Officer and Controller for Dresser, Inc., a $2 billion multi-national energy equipment company that serves the upstream, midstream and downstream oil, gas and power markets, since 2007.  Mr. Brown’s responsibilities include leading all aspects of Dresser’s accounting function globally, as well as serving as a senior member of Dresser’s world headquarters leadership team.  Additionally, he was instrumental in the development of the recently announced agreement pursuant to which it is anticipated that General Electric will acquire Dresser for approximately $3 billion.  From 2003 until 2007, Mr. Brown was divisional Vice President, Controller and Chief Audit Executive for the parent company of the Brink’s Company, a global security services company with operations in more than 130 countries.  Prior to joining Brinks, Mr. Brown spent 8 years with LSG Sky Chefs, a $3 billion airline catering company owned by Lufthansa, in leadership roles with progressive responsibility including three years in Sao Paulo Brazil as Vice President Finance, Latin America.  Prior to that time, Mr. Brown spent 10 years with Price Waterhouse, where he advised multi-national clients primarily in the energy industry, while living in Moscow, London and the United States.  He has also served in a variety of board of director capacities for several Dallas-based arts and humanities nonprofit organizations and is an active member of the Dallas Committee for Foreign Relations, the World Affairs Council and the Boy Scouts of America.  Mr. Brown has a Bachelor of Business Administration degree from The University of Texas at Austin and is a licensed Certified Public Accountant in the State of Texas.

Paul R. Ferretti served as Managing Director — Head of Energy Investment Banking with Wunderlich Securities Inc., an investment banking firm, from 2008 through September, 2010.  From 2005 until joining Wunderlich Securities, Mr. Ferretti served as Senior Vice President — Head of Energy Investment Banking at Ferris, Baker, Watts Inc., an investment banking firm.  At Ferris, Baker, Watts, Mr. Ferretti established and lead a comprehensive energy team, including both equity research and investment banking.  Mr. Ferretti ran the energy investment banking practice at Ferris, Baker, Watts and was responsible for the firm’s participation in raising approximately $750 million for oil and gas companies in a two year time period.  From 2004 until joining Ferris, Baker, Watts, Mr. Ferretti served as Managing Director of Ladenburg Thalmann & Company, an investment banking firm. Prior to 2004, Paul served with various companies as Sr. Vice President and as Senior Equity Analyst.  During his equity research career, Mr. Ferretti was a member of the New York Society of Security Analysts, the program committee of the NYSSA, and the National Association of Petroleum Investment Analysts and was recognized in the annual Wall Street Journal survey as one of The Best of the Street.  Mr. Ferretti was recently elected to the Board of Directors of NGAS Resources, Inc.  Mr. Ferretti holds a Bachelor of Science degree in Economics from Brooklyn College and served in the United States Army, which included a one year tour of duty in Vietnam.

Further, Mr. Brown has been appointed to the Nominating Committee and the Audit Committee (as the financial expert) of the Company, and Mr. Ferretti has been appointed to the Nominating Committee and the Compensation Committee of the Company.

In connection with their appointments, the Board authorized stock grants to each of Messrs. Brown and Ferretti of 3,507 shares of Company common stock, which number of shares is equal to the number of shares granted to other non-management directors for calendar year 2010, on a pro rated basis.  Messrs. Brown and Ferretti will receive other compensation according to the Company’s director compensation policies for non-management directors.

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release of Cubic Energy, Inc. dated December 1, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2010	CUBIC ENERGY, INC.

	By:	/s/Jon S. Ross
Jon Stuart Ross, Secretary